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                           September 16, 2020

       Keene Turner
       Chief Financial Officer
       Enterprise Financial Services Corp
       150 North Meramec
       Clayton, Missouri 63105

                                                        Re: Enterprise
Financial Services Corp
                                                            Registration
Statement on Form S-4
                                                            Filed September 11,
2020
                                                            File No. 333-248758

       Dear Mr. Turner:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact John
Stickel at 202-551-3324 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Finance